Exhibit 99.2
M E M O R A N D U M

TO:	Optionee

FROM:	Kimberly Cerasi, VP/Insider Trading Officer

DATE:	September 26, 2007

RE:	Effect of the Merger on Your Yardville Stock Options

As you may know, Yardville National Bancorp (“Yardville”) has entered into an agreement, dated June 6, 2007 with The PNC Financial Services Group, Inc. (“PNC”) pursuant to which it is anticipated that Yardville will merge with and into PNC, with PNC as the surviving entity (the “Merger”).  The Merger is subject to the approval of the stockholders of Yardville, which votes are scheduled to take place on or about October 19, 2007, and certain regulatory approvals.  Upon consummation of the Merger, Yardville’s stockholders will exchange their shares of Yardville stock for either cash, shares of PNC stock or a combination of cash and shares of PNC stock (collectively, the “Merger Consideration”), and the separate corporate existence of Yardville shall cease.

You are receiving this memo because our records reflect that you currently hold stock options to purchase shares of common stock of Yardville (“Options”).  This memo explains the effect of the Merger on your Options and serves as notice under the 2003 Stock Option Plan for Non-Employee Directors (and any other equity plan maintained by Yardville) that your Options, if unexercised as of the time of the Merger, whether vested or unvested, will terminate and be cancelled.  However, with respect to any such cancelled Options, you will receive as soon as reasonably practicable following the effective time of the Merger, a lump sum cash payment, without interest and subject to any applicable withholding taxes, equal to the amount that your Options are “in-the-money” as set forth in the Merger Agreement by and between Yardville and PNC.

Although you may exercise your vested Options prior to the Merger and exchange the shares you acquire on exercise for the Merger Consideration, you do not need to exercise them in order to realize any value that the Options may have.

The cancellation and cash-out of your Options are contingent upon the actual consummation of the Merger.

If you have questions regarding the effect of the Merger on your Options, please call Daniel O’Donnell during normal business hours at (609) 631-6157.